Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS

FOR ITS 2013 FISCAL FOURTH QUARTER AND

YEAR ENDED MARCH 31, 2013

•	FOURTH QUARTER AND FISCAL YEAR GAAP NET INCOME OF $40.4 MILLION ($1.11 PER DILUTED SHARE) AND $130.1 MILLION ($3.57 PER DILUTED SHARE)

•	FOURTH QUARTER AND FISCAL YEAR ADJUSTED NET INCOME OF $36.7 MILLION ($1.01 PER DILUTED SHARE) AND $137.8 MILLION ($3.78 PER DILUTED SHARE)

–	EXCLUDES THE IMPACT OF SPECIAL ITEMS AND ASSET DISPOSITIONS

–	INCLUDES CHARGES RELATED TO A CLIENT’S BANKRUPTCY OF $0.9 MILLION ($0.02 PER DILUTED SHARE) FOR THE QUARTER AND $4.9 MILLION ($0.11 PER DILUTED SHARE) FOR THE FISCAL YEAR

•	COMPANY INCREASES QUARTERLY DIVIDEND 25% TO $0.25 PER SHARE

•	COMPANY PROVIDES GUIDANCE RANGE FOR FULL FISCAL YEAR 2014 ADJUSTED EPS OF $4.20 - $4.50

HOUSTON, May 22, 2013 – Bristow Group Inc. (NYSE: BRS) today reported net income for the March 2013 quarter of $40.4 million, or $1.11 per diluted share, compared to net income of $14.2 million, or $0.39 per diluted share, in the same period a year ago. Adjusted net income, which excludes special items and asset disposition effects, was $36.7 million, or $1.01 per diluted share, for the March 2013 quarter, a decrease of $7.8 million, or $0.21 per diluted share, from the March 2012 quarter. Bristow Group Inc. also reported net income for the fiscal year ended March 31, 2013 (“fiscal year 2013”) of $130.1 million, or $3.57 per diluted share, more than double the net income of $63.5 million, or $1.73 per diluted share, reported in the prior fiscal year. Adjusted net income increased 20% to $137.8 million, or $3.78 per diluted share, for fiscal year 2013 from $114.6 million, or $3.12 per diluted share, in the prior fiscal year. Adjusted net income for the March 2013 quarter and fiscal year 2013 includes pre-tax allowances of $0.9 million ($0.02 per diluted share) and $4.9 million ($0.11 per diluted share), respectively, for doubtful accounts in connection with ATP’s bankruptcy.

Adjusted earnings before interest, taxes, depreciation, amortization and rent (“Adjusted EBITDAR”), which excludes special items and asset disposition effects, was $103.0 million for the March 2013 quarter compared to $99.5 million in the same period a year ago and increased 19% to $381.0 million for fiscal year 2013 from $319.5 million in fiscal year 2012. Net cash provided by operating activities totaled $64.0 million for the March 2013 quarter compared to $37.4 million in the March 2012 quarter, and increased 15% to $266.8 million for fiscal year 2013 from $231.3 million in fiscal year 2012.

“Fiscal year 2013 was an excellent financial year for Bristow with record revenue, cash flow and bottom line earnings,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “We benefitted from increased activity in most of our business units driven by increased demand from our clients for our services and improved contract terms. This increased activity is being fueled by our clients’ exploration success which continues to unlock new plays in deep water and harsh environment areas.”

“Unfortunately, there were three accidents involving single-engine aircraft in our commercial operations during the fiscal year. These accidents are disappointing in an organization that consistently strives for a target of zero accidents, injuries and harm to the environment. We reaffirm our goal to reach Target Zero.”

Bill Chiles continued, “The growing global demand for our services, the benefits from our Operational Excellence initiatives, our investments in Atlantic Canada and Brazil, and the recent U.K. Search and Rescue award are creating the fundamental catalysts for a higher level of sustainable growth.”

FOURTH QUARTER FY2013 RESULTS

•	Operating revenue increased 10% to $350.7 million compared to $318.7 million in the same period a year ago.

•	Operating income increased 139% to $62.7 million compared to $26.2 million in the March 2012 quarter, significantly impacted by non-cash impairment charges of $27.6 million in the March 2012 quarter.

•

Net income increased by 184% to $40.4 million, or $1.11 per diluted share, compared to $14.2 million, or $0.39 per diluted share, in the March 2012 quarter. Adjusted net income decreased 18% to $36.7 million, or $1.01 per diluted share, compared to $44.6 million, or $1.22 per diluted share, in the March 2012 quarter.

•	Adjusted EBITDAR, which excludes special items and asset disposition effects, increased 4% to $103.0 million compared to $99.5 million in the same period a year ago.

•

Cash as of March 31, 2013 totaled $216 million, down 18% from $262 million as of March 31, 2012. However, our total liquidity, including cash on hand and availability on our revolving credit facility, was $415 million as of March 31, 2013, up from $402 million as of March 31, 2012.

The 10% increase in operating revenue primarily resulted from:

•	The addition of eight aircraft operating in Canada that contributed $14.3 million in operating revenue ($8.2 million in North America and $6.1 million in Corporate and other), and

•

Increases in operating revenue in Europe of $8.3 million, West Africa of $7.8 million and the U.S. Gulf of Mexico of $5.4 million, each primarily related to the addition of new contracts and improvements in pricing.

Partially offsetting these increases was a decrease in operating revenue in our Australia Business Unit of $2.8 million as a result of the end of short-term contracts.

Results for the March 2013 quarter also benefitted from an increase in earnings from unconsolidated affiliates, related primarily to an improvement in earnings from our investment in Líder in Brazil, which increased to $6.0 million in the March 2013 quarter from $1.0 million in the March 2012 quarter. The increase in earnings from Líder is primarily due to an increase in aircraft on contract as well as cost controls.

Additionally, we recognized a pre-tax gain on disposal of assets in the March 2013 quarter of $7.2 million compared to a pre-tax loss on disposal of assets in the March 2012 quarter of $28.6 million.

In the March 2013 quarter, we recorded a gain on insurance proceeds of $2.8 million and wrote-up two large aircraft that had been held for sale by $5.2 million as they were returned to operational status. This compares to the March 2012 quarter in which we recorded non-cash impairment charges of $23.6 million to reduce the carrying value of 14 aircraft held for sale and a loss of $5.6 million on the sale of nine large aircraft.

The improvement in operating income was driven primarily by the above items and partially offset by the following items:

•

A $14.5 million increase in general and administrative expense, resulting primarily from an increase in incentive compensation as a result of our stock price out-performing our peers, and a one-time bonus to non-officer employees totaling $3.3 million,

•

An increase in direct costs relating to an increase in salaries and benefits of $8.5 million and maintenance expense of $9.4 million due to the increase in activity in certain markets and the addition of aircraft operating in Canada,

•	An increase in rent expense of $3.1 million resulting from a higher number of aircraft under operating leases, and

•	A $0.9 million allowance for doubtful accounts recorded for accounts receivable due from ATP, a client in the U.S. Gulf of Mexico, in connection with ATP’s bankruptcy.

FOURTH QUARTER FY2013 BUSINESS UNIT RESULTS

Europe Business Unit

Strong demand for our services, both from new and existing clients in the Northern North Sea and in Norway, permitted us to add new large aircraft to our Europe Business Unit over the past fiscal year. These new aircraft, as well as an overall increase in pricing on many of our existing contracts, led to a 6.8% increase in operating revenue and a 13.3% increase in adjusted EBITDAR for the March 2013 quarter compared to the March 2012 quarter despite the suspension of operations of twelve Eurocopter EC225 Super Puma aircraft operating in Europe. We increased our fleet by executing operating leases for fourteen new large aircraft in this market beginning in late fiscal year 2012 and fiscal year 2013, contributing to the increase in adjusted EBITDAR. The overall increase in activity and additional aircraft improved Europe’s adjusted EBITDAR and EBITDAR margin to $49.5 million and 38.3%, respectively, in the March 2013 quarter compared to $43.7 million and 36.1%, respectively, in the March 2012 quarter.

West Africa Business Unit

Activity levels continued to be strong in our West Africa Business Unit, leading to an 11.8% increase in operating revenue for the March 2013 quarter compared to the March 2012 quarter. However, primarily as a result of aircraft undergoing major maintenance checks, salary and maintenance costs increased leading to a slight decrease in adjusted EBITDAR from the March 2012 quarter and a decrease in adjusted EBITDAR margin to 31.8% in the March 2013 quarter from 36.6% in the March 2012 quarter.

North America Business Unit

Our entry into the Atlantic Canada market through our investment in Cougar Helicopters contributed to the significant improvement in revenue and adjusted EBITDAR margin in North America. Additionally, flight activity with medium and large aircraft in the U.S. Gulf of Mexico continued to drive financial improvement in our North America Business Unit in the March 2013 quarter. Operating revenue increased 33.0% in the March 2013 quarter primarily due to the additional activity with medium and large aircraft despite no significant change in overall flight hours from the March 2012 quarter. The Cougar investment combined with the increased demand for our services in the U.S. Gulf of Mexico increased North America’s adjusted EBITDAR and EBITDAR margin to $16.6 million and 29.5%, respectively, in the March 2013 quarter compared to $8.2 million and 19.4%, respectively, in the March 2012 quarter.

Australia Business Unit

Although flight activity in Australia increased 4.7%, operating revenue declined to $40.6 million in the March 2013 quarter from $43.3 million in the March 2012 quarter as a result of the expiration of short-term contracts that contributed to prior year performance. The decline in operating revenue also resulted in a decrease in adjusted EBITDAR and adjusted EBITDAR margin to $10.6 million and 26.0%, respectively, in the March 2013 quarter from $15.5 million and 35.6%, respectively, in the record March 2012 quarter.

Other International Business Unit

Our Other International Business Unit saw an increase in adjusted EBITDAR margin to 51.6% in the March 2013 quarter primarily as a result of an increase in earnings from unconsolidated affiliates related to our investment in Líder of $5.0 million over the March 2012 quarter, which was driven by the addition of new aircraft on contract as well as cost controls in fiscal year 2013.

FISCAL YEAR 2013 RESULTS

•	Operating revenue increased 12% to $1.3 billion compared to just under $1.2 billion a year ago.

•	Operating income increased 94% to $224.1 million compared to $115.8 million in fiscal year 2012, significantly impacted by non-cash impairment charges of $57.6 million in fiscal year 2012.

•

Net income increased 105% to $130.1 million, or $3.57 per diluted share, compared to $63.5 million, or $1.73 per diluted share, in fiscal year 2012. Adjusted net income increased to $137.8 million, or $3.78 per diluted share, compared to $114.6 million, or $3.12 per diluted share, in fiscal year 2012.

•	Adjusted EBITDAR, which excludes special items and asset disposition effects, was $381.0 million compared to $319.5 million in fiscal year 2012.

UPDATE ON EC225 OPERATIONS

Recently, Eurocopter, the manufacturer of the EC225 Super Puma aircraft, has indicated that they have determined the root causes of the gear shaft failure in the EC225, which are being reviewed by airworthiness authorities and independent third parties. The definitive solution to the problem will be a redesign of the gear shaft which could take more than a year to complete. However, interim solutions are under consideration, including minor aircraft modifications and new maintenance/operating procedures for mitigating shaft failure and enhancing early detection, which could result in Bristow’s return to revenue service for the EC225 aircraft in the third quarter of our fiscal year 2014.

The current situation will continue until the necessary modifications are made to the EC225 fleet, the airworthiness regulators remove the operating restrictions, and we are confident that the interim modifications will allow us to operate the aircraft safely. Until then, this situation could have a material adverse effect on our future business, financial condition and results of operations.

FINANCING ACTIVITIES

During the March 2013 quarter, we completed the sale and leaseback of eight large aircraft.

On April 29, 2013, we entered into an amendment to our revolving credit and term loan agreement, which (a) extends the maturity date of the revolving credit facility and the term loans from December 2016 to April 2018 and (b) increases the commitments under the revolving credit facility from $200 million to $350 million. This extension and expansion of our overall liquidity is consistent with our prudent balance sheet management principles as we prepare for U.K. Search and Rescue and the projected overall growth in the oil and gas helicopter market. As of May 17, 2013, our liquidity stood at $560 million, made up of $211 million in cash and $349 million in undrawn revolver capacity.

DIVIDEND

On May 14, 2013, our Board of Directors approved a dividend of $0.25 per share, an increase of 25% from the previous quarter’s dividend of $0.20, reflecting management’s confidence in our cash generation ability and commitment to return value to our shareholders while we continue to grow globally.

This dividend will be paid on June 14, 2013 to shareholders of record on May 31, 2013. Based on shares outstanding as of March 31, 2013, total dividend payments to be made during the three months ending June 30, 2013 will be approximately $9 million.

GUIDANCE

Bristow is issuing adjusted diluted earnings per share guidance for the full fiscal year 2014 that began on April 1, 2013 of $4.20 to $4.50, reflecting our expectation for continued growth, and improving operational and capital efficiency.

“Our dedication to Operational Excellence in all areas has positioned us for continued success in fiscal year 2014,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “Fiscal year 2014 EPS guidance, which is in the upper range of the previously provided long term average adjusted earnings growth rate of 10-15% per year, is based on our commercial and operational teams’ proven ability to capitalize on overall market strength and excel in the face of a number of challenges. When combined with our prudent balance sheet management and demonstrated commitment to quarterly dividend growth (with a 33% increase in the quarterly dividend for fiscal year 2013 and a 25% increase in the quarterly dividend for the first quarter of fiscal year 2014), we believe Bristow can provide solid and balanced returns to our shareholders.”

As a reminder, our earnings per share guidance does not include gains and losses on disposals of assets as well as special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards and any impact from significant acquisitions or divestitures. Changes in events or other circumstances that we do not currently anticipate or predict could result in earnings per share for fiscal year 2014 that are significantly above or below this guidance, including the impact of the suspension of EC225 Super Puma aircraft and changes in the market and industry. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, May 23, 2013 to review financial results for fiscal year 2013 and the fiscal year 2013 fourth quarter ended March 31, 2013. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com
•	Live: Click on the link for “Bristow Group Fiscal 2013 Fourth Quarter Earnings Conference Call”
•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-9205
•	Replay: A telephone replay will be available through June 6, 2013 and may be accessed by calling toll free

1-800-406-7325, passcode: 4616121#

Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9771
•	Replay: A telephone replay will be available through June 6, 2013 and may be accessed by calling 1-303-590-3030, passcode: 4616121#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Canada, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, capital allocation strategy, demand growth, operational and capital efficiency, shareholder return and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and demand for natural gas and oil; fluctuations in levels of natural gas and oil exploration and development activities; the impact of competition; actions by customers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2013. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
Gross revenue:
Operating revenue from non-affiliates	$329,291	$313,642	$1,290,284	$1,170,299
Operating revenue from affiliates	21,439	5,067	53,731	28,928
Reimbursable revenue from non-affiliates	40,854	39,557	164,184	142,088
Reimbursable revenue from affiliates	58	105	274	488

	391,642	358,371	1,508,473	1,341,803

Operating expense:
Direct cost	228,376	210,188	900,378	810,728
Reimbursable expense	39,176	37,760	157,416	136,922
Impairment of inventories	—	1,309	—	25,919
Depreciation and amortization	26,724	25,296	96,284	96,144
General and administrative	49,081	34,617	163,389	135,333

	343,357	309,170	1,317,467	1,205,046

Gain (loss) on disposal of assets	7,249	(28,610)	8,068	(31,670)
Earnings from unconsolidated affiliates, net of losses	7,169	5,622	25,070	10,679

Operating income	62,703	26,213	224,144	115,766
Interest income	303	107	788	560
Interest expense	(10,333)	(9,960)	(42,446)	(38,130)
Extinguishment of debt	—	—	(14,932)	—
Other income (expense), net	378	638	(877)	1,246

Income before provision for income taxes	53,051	16,998	166,677	79,442
Provision for income taxes	(12,692)	(2,422)	(35,002)	(14,201)

Net income	40,359	14,576	131,675	65,241
Net income attributable to noncontrolling interests	21	(334)	(1,573)	(1,711)

Net income attributable to Bristow Group	$40,380	$14,242	$130,102	$63,530

Earnings per common share:
Basic	$1.12	$0.40	$3.61	$1.76

Diluted	$1.11	$0.39	$3.57	$1.73

Adjusted EBITDAR	$103,016	$99,459	$380,966	$319,488
Adjusted operating income	$57,348	$60,964	$217,348	$180,864
Adjusted net income	$36,742	$44,558	$137,846	$114,641
Adjusted earnings per share	$1.01	$1.22	$3.78	$3.12

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2013	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$215,623	$261,550
Accounts receivable from non-affiliates	254,520	280,985
Accounts receivable from affiliates	8,261	5,235
Inventories	153,969	157,825
Assets held for sale	8,290	18,710
Prepaid expenses and other current assets	35,095	12,168

Total current assets	675,758	736,473
Investment in unconsolidated affiliates	272,123	205,100
Property and equipment – at cost:
Land and buildings	108,593	80,835
Aircraft and equipment	2,306,054	2,099,642

	2,414,647	2,180,477
Less – Accumulated depreciation and amortization	(493,575)	(457,702)

	1,921,072	1,722,775
Goodwill	28,897	29,644
Other assets	52,842	46,371

Total assets	$2,950,692	$2,740,363

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$69,821	$56,084
Accrued wages, benefits and related taxes	56,084	44,325
Income taxes payable	11,659	9,732
Other accrued taxes	7,938	5,486
Deferred revenues	21,646	14,576
Accrued maintenance and repairs	15,391	14,252
Accrued interest	14,249	2,300
Other accrued liabilities	20,714	23,005
Deferred taxes	—	15,070
Short-term borrowings and current maturities of long-term debt	22,323	14,375

Total current liabilities	239,825	199,205
Long-term debt, less current maturities	764,946	742,870
Accrued pension liabilities	126,647	111,742
Other liabilities and deferred credits	57,196	16,768
Deferred taxes	151,121	147,954

Stockholders’ investment:
Common stock	367	363
Additional paid-in capital	731,883	703,628
Retained earnings	1,094,803	993,435
Accumulated other comprehensive loss	(199,683)	(159,239)
Treasury shares	(26,304)	(25,085)

Total Bristow Group Inc. stockholders’ investment	1,601,066	1,513,102
Noncontrolling interests	9,891	8,722

Total stockholders’ investment	1,610,957	1,521,824

Total liabilities and stockholders’ investment	$2,950,692	$2,740,363

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Fiscal Year ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$131,675	$65,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,284	96,144
Deferred income taxes	(8,587)	(16,288)
Write-off of deferred financing fees	4,642	—
Discount amortization on long-term debt	3,597	3,380
(Gain) loss on disposal of assets	(8,068)	31,670
Impairment of inventories	—	25,919
Extinguishment of debt	14,932	—
Stock-based compensation	11,869	11,510
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	(9,244)	5,486
Tax benefit related to stock-based compensation	(500)	(354)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(2,739)	(12,847)
Inventories	(1,340)	7,364
Prepaid expenses and other assets	(39,269)	1,926
Accounts payable	25,654	2,675
Accrued liabilities	38,790	14,607
Other liabilities and deferred credits	9,068	(5,086)

Net cash provided by operating activities	266,764	231,347

Cash flows from investing activities:
Capital expenditures	(571,425)	(326,420)
Deposits on assets held for sale	—	200
Proceeds from asset dispositions	314,847	239,843
Investment in unconsolidated affiliates	(51,179)	(2,378)

Net cash used in investing activities	(307,757)	(88,755)

Cash flows from financing activities:
Proceeds from borrowings	675,449	159,993
Debt issuance costs	(10,344)	(871)
Repayment of debt and debt redemption premiums	(663,921)	(113,419)
Partial prepayment of put/call obligation	(63)	(63)
Acquisition of noncontrolling interests	—	(262)
Repurchase of common stock	(1,219)	(25,085)
Common stock dividends paid	(28,734)	(21,616)
Issuance of common stock	15,289	5,293
Tax benefit related to stock-based compensation	500	354

Net cash provided by financing activities	(13,043)	4,324
Effect of exchange rate changes on cash and cash equivalents	8,109	(1,727)

Net (decrease) increase in cash and cash equivalents	(45,927)	145,189
Cash and cash equivalents at beginning of period	261,550	116,361

Cash and cash equivalents at end of period	$215,623	$261,550

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	13,807	15,974	61,342	59,506
West Africa	10,941	10,454	43,390	41,737
North America	15,014	15,447	72,903	74,348
Australia	3,084	2,945	12,084	11,131
Other International	4,404	3,280	17,430	22,288

	47,250	48,100	207,149	209,010

Operating revenue:
Europe	$129,277	$121,027	$501,923	$449,854
West Africa	73,981	66,156	282,150	246,349
North America	56,314	42,342	225,248	176,545
Australia	40,630	43,389	158,803	148,268
Other International	34,793	34,557	132,088	141,504
Corporate and other	16,117	11,904	46,140	38,447
Intrasegment eliminations	(382)	(666)	(2,337)	(1,740)

Consolidated total	$350,730	$318,709	$1,344,015	$1,199,227

Operating income (loss):
Europe	$31,666	$26,650	$111,785	$94,277
West Africa	17,871	18,287	70,315	63,768
North America	6,373	2,389	27,538	8,378
Australia	5,708	11,601	25,283	19,840
Other International	13,706	9,891	45,201	36,343
Corporate and other	(19,870)	(13,995)	(64,046)	(75,170)
Gain (loss) on disposal of other assets	7,249	(28,610)	8,068	(31,670)

Consolidated total	$62,703	$26,213	$224,144	$115,766

Operating margin:
Europe	24.5%	22.0%	22.3%	21.0%
West Africa	24.2%	27.6%	24.9%	25.9%
North America	11.3%	5.6%	12.2%	4.7%
Australia	14.0%	26.7%	15.9%	13.4%
Other International	39.4%	28.6%	34.2%	25.7%
Consolidated total	17.9%	8.2%	16.7%	9.7%

Adjusted EBITDAR:
Europe	$49,471	$43,678	$181,475	$147,870
West Africa	23,494	24,223	88,780	86,158
North America	16,618	8,227	57,864	30,609
Australia	10,559	15,463	43,001	36,026
Other International	17,966	14,828	61,495	55,960
Corporate and other	(15,092)	(6,960)	(51,649)	(37,135)

Consolidated total	$103,016	$99,459	$380,966	$319,488

Adjusted EBITDAR margin:
Europe	38.3%	36.1%	36.2%	32.9%
West Africa	31.8%	36.6%	31.5%	35.0%
North America	29.5%	19.4%	25.7%	17.3%
Australia	26.0%	35.6%	27.1%	24.3%
Other International	51.6%	42.9%	46.6%	39.5%
Consolidated total	29.4%	31.2%	28.3%	26.6%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

As of March 31, 2013

(Unaudited)

	Operating Revenue for Fiscal Year 2013	Aircraft in Consolidated Fleet (1)(2)						Unconsolidated Affiliates (3)	Total
		Helicopters				Fixed Wing	Total
		Small	Medium	Large	Training
Europe	37%	—	10	50	—	—	60	64	124
West Africa	21%	9	26	6	—	3	44	—	44
North America	17%	66	22	10	—	—	98	—	98
Australia	12%	2	6	15	—	—	23	—	23
Other International	10%	3	30	13	—	—	46	137	183
Corporate and other	3%	—	—	—	80	—	80	—	80

Total	100%	80	94	94	80	3	351	201	552

(1)	Includes seven aircraft held for sale and 70 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters				Fixed Wing	Total
	Small	Medium	Large	Training
Europe	—	—	—	—	—	—
West Africa	—	—	—	—	—	—
North America	3	—	—	—	—	3
Australia	—	—	—	—	—	—
Other International	—	4	—	—	—	4
Corporate and other	—	—	—	—	—	—

Total	3	4	—	—	—	7

	Leased Aircraft in Consolidated Fleet
	Helicopters				Fixed Wing	Total
	Small	Medium	Large	Training
Europe	—	1	16	—	—	17
West Africa	—	1	—	—	—	1
North America	1	11	2	—	—	14
Australia	2	—	3	—	—	5
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	33	—	33

Total	3	13	21	33	—	70

(2)	The 201 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us.

(3)	Includes 59 helicopters (primarily medium) and 33 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit.

(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES

GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
	(Unaudited)
Adjusted EBITDAR	$103,016	$99,459	$380,966	$319,488
Gain (loss) on disposal of assets	7,249	(28,610)	8,068	(31,670)
Special items	(1,894)	(3,451)	(16,204)	(28,061)
Rent expense	(18,263)	(15,144)	(67,423)	(46,041)
Interest expense	(10,333)	(9,960)	(42,446)	(38,130)
Depreciation and amortization	(26,724)	(25,296)	(96,284)	(96,144)
Provision for income taxes	(12,692)	(2,422)	(35,002)	(14,201)

Net income	$40,359	$14,576	$131,675	$65,241

Adjusted operating income	$57,348	$60,964	$217,348	$180,864
Gain (loss) on disposal of assets	7,249	(28,610)	8,068	(31,670)
Special items	(1,894)	(6,141)	(1,272)	(33,428)

Operating income	$62,703	$26,213	$224,144	$115,766

Adjusted net income	$36,742	$44,558	$137,846	$114,641
Gain (loss) on disposal of assets	5,515	(24,533)	6,373	(26,008)
Special items	(1,877)	(5,783)	(14,117)	(25,103)

Net income attributable to Bristow Group	$40,380	$14,242	$130,102	$63,530

Adjusted earnings per share	$1.01	$1.22	$3.78	$3.12
Gain (loss) on disposal of assets	0.15	(0.67)	0.17	(0.71)
Special items	(0.05)	(0.16)	(0.39)	(0.68)
Earnings per share	1.11	0.39	3.57	1.73

	Three Months Ended March 31, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts) (Unaudited)
AS332L sale cost reversal(1)	$944	$944	$746	$0.02
Inventory allowance (2)	(2,838)	(2,838)	(2,242)	(0.06)
364-Day Term Loan financing fees(3)	—	—	(381)	(0.01)

Total special items	$(1,894)	$(1,894)	$(1,877)	(0.05)

	Three Months Ended March 31, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts) (Unaudited)
Impairment of inventories(4)	$(1,309)	$(1,309)	$(934)	$(0.03)
Impairment of aircraft(5)	(2,690)	—	(2,661)	(0.07)
AS332L sale costs(1)	(2,142)	(2,142)	(1,393)	(0.04)
Tax items(6)	—	—	(795)	(0.02)

Total special items	$(6,141)	$(3,451)	$(5,783)	(0.16)

	Fiscal Year Ended March 31, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts) (Unaudited)
Líder correction(7)	$2,784	$2,784	$1,809	$0.05
Inventory allowance(2)	(2,838)	(2,838)	(2,242)	(0.06)
Severance costs for termination of a contract(8)	(2,162)	(2,162)	(1,708)	(0.05)
AS332L sale cost reversal(1)	944	944	746	0.02
7 1/2% Senior Notes retirement(9)	—	(14,932)	(11,377)	(0.31)
364-Day Term Loan financing fees(3)	—	—	(1,345)	(0.04)

Total special items	$(1,272)	$(16,204)	$(14,117)	(0.39)

	Fiscal Year Ended March 31, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts) (Unaudited)
Impairment of inventories(4)	$(25,919)	$(25,919)	$(18,514)	$(0.50)
Impairment of aircraft(5)	(2,690)	—	(2,661)	(0.07)
Impairment of assets in Creole, Louisiana(10)	(2,677)	—	(1,740)	(0.05)
AS332L sale costs(1)	(2,142)	(2,142)	(1,393)	(0.04)
Tax items(6)	—	—	(795)	(0.02)

Total special items	$(33,428)	$(28,061)	$(25,103)	(0.68)

(1)

For the three months and fiscal year ended March 31, 2012 represents direct costs recorded as a result of the sale transaction executed in March 2012 to sell large aircraft. For the three months and fiscal year ended March 31, 2013 represents the reversal of a portion of those direct costs which were not ultimately incurred.

(2)	Represents an additional inventory allowance recorded as a component of direct costs during the three months ended March 31, 2013 resulting from the sale of ten medium aircraft.

(3)

Represents interest expense on our consolidated statement of income for write-off of deferred financing fees relating to full repayment of a senior secured 364-day term loan credit agreement which provided for the $225 million term loan (the “364-Day Term Loan”). Proceeds from the 364-Day Term Loan were used to finance the purchase of the Class B Shares of Cougar and certain aircraft, facilities and inventory used by Cougar in its operations.

(4)

Represents the non-cash write-down of inventory spare parts to lower of cost or market value as management has made the determination to operate certain types of aircraft for a shorter period than originally anticipated.

(5)

Represents a non-cash impairment charge for two medium aircraft, which management intends to sell prior to the previously estimated useful life of the aircraft, recorded in depreciation and amortization expense resulting from the review of our operational fleet.

(6)

The amount for the three months and fiscal year ended March 31, 2012 represents an increase in tax expense related to dividend inclusion as a result of internal realignment, partially offset by a reduction in tax expense from a change from deduction of foreign taxes paid to use of the taxes paid as credits to offset U.S. tax liabilities and a benefit from the release of a tax reserve in a foreign jurisdiction due to a favorable response to a ruling request.

(7)

Represents an increase in earnings from unconsolidated affiliates as a result of the correction of a calculation error related to foreign currency derivative transactions impacting our earnings from our investment in Líder.

(8)	Represents an increase in direct costs for severance costs recorded related to termination of a contract in the Southern North Sea.

(9)

Represents a $14.9 million premium and fees for the cash tender offer and redemption of the $350 million outstanding principal amount of our 7 1/2% Senior Notes due 2017 (“7 1/2% Senior Notes”), which is included in extinguishment of debt on our consolidated statement of income. Additionally, we wrote-off $2.6 million of unamortized deferred financing fees related to the 7 1/2% Senior Notes, which is included in interest expense on our consolidated statement of income.

(10)

Represents a non-cash impairment charge recorded in depreciation and amortization expense resulting from the abandonment of certain assets located in Creole, Louisiana and used in North America business unit as we ceased operations from that location.

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